EX-99.2


                    BANK OF AMERICA MORTGAGE SECURITIES, INC.
                       MORTGAGE PASS-THROUGH CERTIFICATES,
                                  SERIES 1998-7

                        OFFICER'S CERTIFICATE PURSUANT TO
                          SECTION 3.17 OF THE AGREEMENT
                          -----------------------------

            I, H. Randall Chestnut, Senior Vice President of BA Mortgage, LLC, as successor to NationsBanc Mortgage Corporation (the "Master Servicer"), hereby certify pursuant to Section 3.17 of the Pooling and Servicing Agreement, dated as of December 1, 1998 (the "Agreement"), among Bank of America Mortgage Securities, Inc., Bank of America, N.A., the Master Servicer and The Bank of New York, that: (a) a review of the activities of the Master Servicer during calendar year 2003 and of the performance of the Master Servicer under the Agreement has been made under my supervision, (b) to the best of my knowledge, based on such review, the Master Servicer has fulfilled all its material obligations in all material respects under the Agreement throughout calendar year 2003 and (c) to the best of my knowledge, each related servicer has fulfilled its material obligations under its servicing agreement with the Master Servicer in all material respects.

Dated:  March 18, 2004


                                       BA MORTGAGE, LLC,
                                          as Master Servicer


                                       By: /S/  H. Randall Chestnut
                                          ---------------------------------
                                          Name:   H. Randall Chestnut
                                          Title:  Senior Vice President